Exhibit 10.22
PROPRIETARY INFORMATION AND RESTRICTED ACTIVITY
AGREEMENT
This Agreement, dated as of February 1, 2021 (the “Effective Date”), is between FanDuel Inc, a US corporation having its US address at 300 Park Avenue South 15th Floor, New York, NY 10010 (“FanDuel”), and Amy Howe (“Employee”).
RECITALS
FanDuel has spent significant time, effort, and money to develop certain customer lists and other Proprietary Information (as defined below), which FanDuel considers vital to its business and goodwill.
The Proprietary Information will necessarily be communicated to or acquired by Employee in the course of his employment with FanDuel, and FanDuel wishes to employ Employee only if, in doing so, it can protect its Proprietary Information and goodwill. FanDuel anticipates that certain Inventions/Ideas (as defined below) will be conceived, developed, or reduced to practice by Employee during the course of employment by FanDuel. FanDuel wishes to employ Employee only if, in doing so, it can provide for the disclosure, assignment, and protection of these Inventions/Ideas as provided in this Agreement. ACCORDINGLY, the parties agree as follows:
Term of Agreement.
Basic Term. This Agreement shall continue in full force and effect for the duration of Employee’s employment by FanDuel (the “Period of Employment”) and shall continue thereafter until terminated through a written instrument signed by both parties.
Termination Obligations.
Employee agrees that all property, including, without limitation, all equipment, tangible Proprietary Information (as defined below), documents, books, records, reports, notes, contracts, lists, computer disks (and other computer-generated files and data), and copies thereof, created on any medium and furnished to, obtained by, or prepared by Employee in the course of or incident to his employment, belongs to FanDuel and shall be returned promptly to FanDuel at any time during the Period of Employment upon request by FanDuel, and upon termination of the Period of Employment. To the extent that Employee made use of personal computers, PDAs, cloud storage devices, personal email, thumb drives, disks or other means of information storage in connection with performing Employee’s responsibilities, or stored Proprietary Information (as defined below) on such personal devices, Employee agrees to cooperate with FanDuel to permanently delete such information and material from such devices and sources, including by arranging with FanDuel to conduct a review of such devices and sources with the understanding that FanDuel will take appropriate measures to preserve and protect Employee’s personal information unrelated to FanDuel.

Employee’s representations, warranties, and obligations contained in this Agreement shall survive the termination of the Period of Employment, and Employee’s representations and warranties shall also survive the expiration of this Agreement.
Following any termination of the Period of Employment, Employee shall fully cooperate with FanDuel in all matters relating to his continuing obligations under this Agreement.
Proprietary Information.
Defined. “Proprietary Information” is all information, materials and ideas in whatever form, tangible or intangible, pertaining in any manner to the business of FanDuel, or any Affiliate, or its employees, clients, consultants, or business associates, that are produced by any employee of FanDuel in the course of his or her employment or otherwise produced or acquired by or on behalf of FanDuel. All Proprietary Information not generally known outside of FanDuel’s organization, and all Proprietary Information so known only through improper means, shall be deemed “Confidential Information.” Without limiting the foregoing definition, Proprietary Information shall include, but not be limited to: (i) information, ideas or materials of a technical or creative nature, such as drawings, designs, comps, specifications, data, files, HTML, computer source and object code, and other materials and concepts relating to FanDuel’s products, services, processes, technology, and other intellectual property rights; (ii) information, ideas or materials of a business nature, such as product development plans, marketing and sales plans and forecasts, customer lists, other information regarding profits, costs, marketing, purchasing, sales, customers, suppliers and contract terms, and (iii) employee personnel files and compensation information. Employee should consult any FanDuel procedures, including the Employee Manual, instituted to identify and protect certain types of Confidential Information, which are considered by FanDuel to be safeguards in addition to the protection provided by this Agreement. Nothing contained in those procedures or in this Agreement is intended to limit the effect of the other. For purposes of this Agreement, “Affiliate” shall mean any person or entity that directly or indirectly controls, is controlled by, or is under common control with Fan Duel.
General Restrictions on Use and Disclosure. During the Period of Employment, Employee shall use and disclose Proprietary Information and Confidential Information, only for the benefit of FanDuel and as is necessary to carry out his responsibilities as an employee of FanDuel. Following termination, Employee shall hold all Confidential Information in strict confidence and neither directly or indirectly, use or disclose any Proprietary Information or Confidential Information, except as expressly and specifically authorized in writing by FanDuel. The publication of any Proprietary Information through literature or speeches must be approved in advance in writing by FanDuel.
Location and Reproduction. Employee shall maintain at his work station and/or any other place under his control only such Confidential Information as Employee has a current “need to know.” Employee shall return to the appropriate person or location or otherwise properly dispose of Confidential Information once that need to know no longer exists. Employee shall not make copies of or otherwise reproduce Confidential Information unless there is a legitimate business need for reproduction.

Prior Actions and Knowledge. Employee represents and warrants that prior to the Effective Date, Employee held in strict confidence all Confidential Information and did not disclose any Confidential Information, directly or indirectly, to anyone outside of FanDuel, and did not use, copy, publish, or summarize any Proprietary Information, except to the extent otherwise permitted in this Agreement.
Third-Party Confidential Information. Employee acknowledges that FanDuel has received and in the future will receive from third parties certain information subject to a duty on FanDuel’s part to (i) maintain the confidentiality of such information, (ii) use it only for certain limited purposes, or (iii) adhere to patent, copyright, trademark or other intellectual property law (“Third-Party Confidential Information”). Employee owes FanDuel and such third parties, during the Period of Employment and thereafter, a duty to hold all such Third-Party Confidential Information in the strictest confidence and not to disclose or use it, except as necessary to perform Employee’s obligations as an employee consistent with FanDuel’s agreement with such third parties and any relevant intellectual property laws.
Conflicting Obligations. Employee represents, warrants and covenants that: (a) Employee has not disclosed, and will not disclose, to FanDuel, include in any of Employee’s work for FanDuel, use, or induce FanDuel to use, any confidential, proprietary or trade secret information of prior employers, past or present clients, or other third parties, (b) execution of and performance under this Agreement by Employee will not breach any written agreement with a third party or any obligation owed by Employee to a third party to keep any information or materials in confidence or in trust, and (c) Employee has returned all property and confidential, proprietary and trade secret information belonging to any and all prior employers. In the event that Employee leaves the employ of FanDuel, Employee consents to notification by FanDuel to any new employer about Employee’ rights and obligations under this Agreement.
Restricted Activity.
Employee agrees that the industry in which FanDuel and its Affiliates are engaged is highly competitive and becoming increasingly more competitive, and that the ability to protect their Proprietary Information and to attract and retain their employees is essential to their ongoing and future success, and therefore, Employee agrees:
that during the Period of Employment and for a period of twelve (12) months immediately following any termination of the Period of Employment for any reason, whether with or without cause, Employee shall not, directly or indirectly solicit, induce, recruit or encourage any of FanDuel’s or its Affiliates’ employees to leave their employment, or attempt to solicit, induce, recruit, encourage employees of FanDuel or its Affiliates, either for Employee or for any other person or entity;
that during the Period of Employment and for a period of twelve (12) months immediately following any termination of the Period of Employment for any reason, whether with or without cause, Employee shall not, directly or indirectly, solicit, induce or attempt to solicit or induce any professional, semi-professional or collegiate sports leagues, teams, franchises, clubs or schools to diminish, curtail or terminate any business or contracts that such entity has with FanDuel or its Affiliates, or otherwise interfere with FanDuel’s or Affiliates’ business relationships with such entities;
that during the Period of Employment and for a period of six (6) months immediately following any termination of the Period of Employment for any reason, whether with or without cause, Employee shall not, directly or indirectly, (i) enter into the employ of or render any services (as a consultant, contractor or otherwise) to any person engaged in the business of on-line and/or internet-based fantasy-sports contests and any related business engaged in by FanDuel or its Affiliates at the time of Employee’s termination of employment, or any business in which FanDuel or its Affiliates have undertaken material efforts to engage during the twelve (12) months prior to such termination (hereinafter, “Competitive Business”); or (ii) become associated with or interested in any Competitive Business as an individual, partner, shareholder, creditor, director, officer, principal, agent, employee, trustee, advisor or in any other relationship or capacity; and
that Employee acknowledges that the names, addresses and other Confidential Information of FanDuel’s and its Affiliates’ customers constitute Confidential Information and that the sale or unauthorized use or disclosure of any such information would constitute unfair competition with FanDuel and its Affiliates Employee promises not to engage in any unfair competition with FanDuel or its Affiliates.
As a FanDuel employee, you are subject to the FanDuel Terms of Use and internal company policy, both of which forbid employees from participating in FanDuel contests in which money or other prizes are awarded other than specified, intra-company only contests. You further understand and agree that you shall not use any proprietary information acquired by virtue of your status as a FanDuel employee to assist you or any other person in any manner in any fantasy sports contest conducted by a third party.
Inventions and Ideas.
Defined; Statutory Notice. The term “Inventions/Ideas” shall include, without limitation, all works of authorship, materials, computer source and object code, data, files, HTML, writings, drawings, designs, artwork, discoveries, ideas, inventions, processes, formulas, technology and other creations (and any related improvements or modifications to the foregoing) that are conceived of, created or otherwise developed by or for Employee (alone or with others), or result from or are suggested by any work performed by or for Employee (alone or with others): (i) for FanDuel prior to the Effective Date, (ii) in connection with Employee’s activities for FanDuel during the period in which Employee is employed by FanDuel, whether or not conceived of, created or otherwise developed during regular business hours, or (iii) if based on Proprietary Information, after termination of Employee. Inventions/Ideas shall include, without limitation, all materials delivered to FanDuel by Employee in connection with employment.
Disclosure. Employee shall maintain adequate and current written records on the development of all Inventions/Ideas and shall disclose promptly to FanDuel all Inventions/Ideas and relevant records, which records will remain the sole property of FanDuel. Employee agrees that all information and records pertaining to any idea, process, trademark, service mark, invention, technology, computer hardware or software, original work of authorship, design, formula, discovery, patent, copyright, product, and all improvements, know-how, rights, and claims related to the foregoing (“Intellectual Property”) that is conceived, developed, or reduced to practice by Employee (alone or with others) during the Period of Employment shall be disclosed promptly to FanDuel (such disclosure to be received in confidence). FanDuel shall examine such information to determine if in fact the Intellectual Property is an Inventions/Ideas subject to this Agreement.
Assignment. Employee agrees to, and hereby does, assign to FanDuel Employee’s entire right, title, and interest (including, without limitation, all copyrights, trade secrets, trademarks and other intellectual property rights) throughout the United States and in all foreign countries, free and clear of all liens and encumbrances, in and to all Inventions/Ideas, which shall be the sole property of FanDuel, whether or not patentable. In the event any Inventions/Ideas is deemed by FanDuel to be patentable or otherwise registrable, Employee shall assist FanDuel (at its expense) in obtaining letters patent or other applicable registrations thereon and shall execute all documents and do all other things necessary or proper thereto (including testifying at FanDuel’s expense) and to vest FanDuel, or any entity or person specified by FanDuel, with full and perfect title thereto or interest therein. Employee shall also take any action necessary or advisable in connection with any continuations, renewals, or reissues thereof or in any related proceedings or litigation. Should FanDuel be unable to secure Employee’s signature on any document necessary to apply for, prosecute, obtain, or enforce any patent, copyright, or other right or protection relating to any Inventions/Ideas, whether due to Employee’s mental or physical incapacity or any other cause, Employee irrevocably designates and appoints FanDuel and each of its duly authorized officers and agents as Employee’s agent and attorney-in-fact, to act for and in Employee’s behalf and stead and to execute and file any such document, and to do all other lawfully permitted acts to further the prosecution, issuance, and enforcement of patents, copyrights, or other rights or protections with the same force and effect as if executed, delivered, and/or done by Employee.
License; Moral Rights. To the extent, if any, that Employee retains any right, title or interest with respect to any Inventions/Ideas, Employee hereby grants to the FanDuel a perpetual, irrevocable, fully paid-up, royalty-free, transferable, sublicensable, worldwide right and license to use, reproduce, distribute, display and perform (whether publicly or otherwise), prepare derivative works of and otherwise modify all or any portion of such Inventions/Ideas, including, without limitation, the right and license to make additions to or deletions from such Inventions/Ideas, regardless of the medium (now or hereafter known) into which such Inventions/Ideas may be modified and regardless of the effect of such modifications on the integrity of such Inventions/Ideas, and to identify Employee, or not to identify Employee, as one or more authors of or contributors to such Inventions/Ideas or any portion thereof, whether or not such Inventions/Ideas or any portion thereof have been modified. Employee further waives any “moral” rights, or other rights with respect to attribution of authorship or integrity of such Inventions/Ideas, that Employee may have under any applicable law, whether under copyright, trademark, unfair competition, defamation, right of privacy, contract, tort or other legal theory.

Exclusions. Employee represents that there are no Inventions/Ideas that Employee desires to exclude from the operation of this Agreement. To the best of Employee’s knowledge, there is no existing contract in conflict with this Agreement and there is no contract to assign any Intellectual Property that is now in existence between Employee and any other person or entity.
Non-Disparagement. Except as expressly permitted in the section below entitled “Compliance with Law or Legal Process,” Employee agrees that during the Period of Employment and following the termination of Employee’s employment for any reason, Employee shall not make any written or verbal comments or statements of a defamatory or disparaging nature regarding the Company or its services or products and Employee shall not take any action that would cause the Company or its services or products any embarrassment or humiliation or otherwise cause or contribute to their being held in disrepute.
Compliance with Law or Legal Process Notice of Defend Trade Secrets Act Immunity. Nothing in this Agreement prohibits or restricts Employee or FanDuel and its Affiliates, or their respective attorneys, from participating, cooperating, or testifying in any action, investigation, or proceeding with, or providing information to, FanDuel’s Legal Department, any regulatory or self-regulatory organization, governmental agency or legislative body. Federal law provides that an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret under either of the following conditions: (a) where the disclosure is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) where the disclosure is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Federal law also provides that an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (x) files any document containing the trade secret under seal; and (y) does not disclose the trade secret, except pursuant to court order.
As soon as Employee reasonably believes Employee may have to disclose Proprietary and Confidential Information any such action, investigation or proceeding, or as otherwise may be required by legal process, Employee promises to promptly notify the Company’s General Counsel of the substance and circumstances of the disclosure (unless prohibited by law) so that the Company can take timely action to protect its interests. Employee does not need the prior authorization of the Company to make any such reports or disclosures.
At Will Employment. Nothing in this Agreement is intended to alter the at-will employment status of Employee.
Notices. Any notice or other communication under this Agreement must be in writing and shall be effective upon delivery by hand, upon facsimile transmission to FanDuel (but only upon receipt by Employee of a written confirmation of receipt), or three (3) business days after deposit in the United States mail, postage prepaid, certified or registered, and addressed to FanDuel or to Employee at the corresponding address or fax number (if any) below. Employee shall be obligated to notify FanDuel in writing of any change in his address. Notice of change of address shall be effective only when done in accordance with this Section.
Action by FanDuel. All actions required or permitted to be taken under this Agreement by FanDuel, including, without limitation, exercise of discretion, consents, waivers, and amendments to this Agreement, shall be made and authorized only by the President or by his or her representative specifically authorized in writing to fulfill these obligations under this Agreement.
Integration. This Agreement sets forth the parties’ mutual rights and obligations with respect to proprietary information, prohibited competition, and intellectual property. It is intended to be the final, complete, and exclusive statement of the terms of the parties’ agreements regarding these subjects. This Agreement supersedes all other prior and contemporaneous agreements and statements, whether written or oral, express or implied, on these subjects, and it may not be contradicted by evidence of any prior or contemporaneous statements or agreements. To the extent that the practices, policies, or procedures of FanDuel, now or in the future, apply to Employee and are inconsistent with the terms of this Agreement, the provisions of this Agreement shall control.
Amendments; Waivers. This Agreement may not be amended except by an instrument in writing, signed by each of the parties. No failure to exercise and no delay in exercising any right, remedy, or power under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, or power under this Agreement preclude any other or further exercise thereof, or the exercise of any other right, remedy, or power provided herein or by law or in equity.
Assignment; Successors and Assigns. Employee agrees that Employee will not assign, sell, transfer, delegate, or otherwise dispose of, whether voluntarily or involuntarily, or by operation of law, any rights or obligations under this Agreement. Any such purported assignment, transfer, or delegation shall be null and void. Nothing in this Agreement shall prevent the consolidation of FanDuel with, or its merger into, any other entity, or the sale by FanDuel of all or substantially all of its assets, or the otherwise lawful assignment by FanDuel of any rights or obligations under this Agreement. Subject to the foregoing, this Agreement shall be binding upon and shall inure to the benefit of the parties and their respective heirs, legal representatives, successors, and permitted assigns, and shall not benefit any person or entity other than those specifically enumerated in this Agreement.
Severability. If any provision of this Agreement, or its application to any person, place, or circumstance, is held by an arbitrator or a court of competent jurisdiction to be invalid, unenforceable, or void, such provision shall be enforced to the greatest extent permitted by law, and the remainder of this Agreement and such provision as applied to other persons, places, and circumstances shall remain in full force and effect.
Attorneys’ Fees. In any legal action or other proceeding brought to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to recover reasonable attorneys’ fees and costs.

Injunctive Relief. If Employee breaches or threatens to breach any provision of this Agreement, the parties acknowledge and agree that the damage or imminent damage to FanDuel’s business or its goodwill would be irreparable and extremely difficult to estimate, making any remedy at law or in damages inadequate. Accordingly, FanDuel shall be entitled to injunctive relief against Employee in the event of any breach or threatened breach of such provisions by Employee, in addition to any other relief (including damages) available to FanDuel under this Agreement or under law.
Governing Law. This Agreement shall be governed by and construed in accordance with the law of the State of New York.
Interpretation. This Agreement shall be construed as a whole, according to its fair meaning, and not in favor of or against any party. By way of example and not in limitation, this Agreement shall not be construed in favor of the party receiving a benefit nor against the party responsible for any particular language in this Agreement. Captions are used for reference purposes only and should be ignored in the interpretation of the Agreement.
Employee Acknowledgment. Employee acknowledges that Employee has had the opportunity to consult legal counsel in regard to this Agreement, that Employee has read and understands this Agreement, that Employee is fully aware of its legal effect, and that Employee has entered into it freely and voluntarily and based on his own judgment and not on any representations or promises other than those contained in this Agreement.

I HAVE READ THIS AGREEMENT CAREFULLY AND UNDERSTAND ITS TERMS. I HAVE COMPLETELY NOTED ON EXHIBIT A TO THIS AGREEMENT ANY PROPRIETARY INFORMATION, IDEAS, PROCESSES, CREATIONS, TECHNOLOGY, WRITINGS, PROGRAMS, DESIGNS, FORMULAS, DISCOVERIES, PATENTS, COPYRIGHTS, OR TRADEMARKS, OR IMPROVEMENTS, RIGHTS, OR CLAIMS RELATING TO THE FOREGOING, THAT I DESIRE TO EXCLUDE FROM THIS AGREEMENT.

The parties have duly executed this Agreement as of the date first written above.

/s/ Amy Howe                    02/01/2021
___________________________________________________
NAME                     Date

/s/ Paul Rushton
_________________________________________________
Paul Rushton
Chief Financial Officer